Exhibit 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Registration Statement of EasyLink Services Corporation ("EasyLink Services") of our report dated February 15, 2000 relating to the financial statements of NetMoves Corporation (formerly FaxSav Incorporated) which appears in EasyLink Services' Amendment to Current Report on Form 8-K/A, filed on April 24, 2000 and to the incorporation by reference in this Amendment No. 1 to Form S-3 Registration Statement of EasyLink Services of our report dated May 4, 2001 relating to the combined financial statements of AT&T EasyLink Services, which appears in the Current Report on Form 8-K/A of EasyLink Services Corporation dated May 9, 2001 We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
May 22, 2001